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                                                                   EXHIBIT 10.41



                            ASSET PURCHASE AGREEMENT


         Asset Purchase Agreement, made this 10th day of April 1997, by and among PIERCING PAGODA, INC., a Delaware corporation ("PPI"); EARS, Inc., a Delaware corporation wholly-owned by PPI ("EARS" and, collectively with PPI, "Buyers"); THE SILVER & GOLD TRADING COMPANY, INC., a Pennsylvania corporation ("Seller"); and William J. May ("WJM").

                                   BACKGROUND

         Seller operates retail kiosk stores under the name Silver & Gold Connection which sell gold and silver jewelry (the "Business"). WJM owns a majority of the outstanding capital stock of Seller.

         Buyers desire to purchase, and Seller desires to sell, the Assets (as defined below) on the terms set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties, intending to be legally bound hereby, agree as follows:

        1. Sale and Purchase of Assets. On the Closing Date (as hereinafter defined) and subject to the terms and conditions contained in this Agreement, Seller shall sell, transfer, assign and deliver to Buyers, and Buyers shall purchase, assume and accept from Seller, free and clear of all liens and encumbrances, all right, title and interest in and to all of the assets owned by Seller (the "Assets"), including, but not limited to the following:

                  (a) Seller's interest in the forty-six (46) existing leases for Seller's kiosk stores listed in Schedule 1(a) attached hereto, and any other locations obtained, including Palisades and Brass Mill (with PPI's consent) prior to the Closing Date (the "Stores").

                  (b) Any and all leasehold improvements, fixtures, benches, point-of-sale registers, stools, safes, security panels and existing security systems at the Stores.

                  (c) All Seller's inventory, including items in lay-away, which is in good salable condition normally sold in the Stores, excluding broken or damaged goods (collectively, the "Inventory") and the supplies of Seller, including all Inventory of the Business delivered up to the Closing Date.

                  (d) All trademarks, service marks, trade names including without limitation the trade name Silver & Gold Connection, logos and other intellectual property of Seller, customer records relating solely to the Assets (except for corporate records), but including
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without limitation, inventory reports, sales records and operating reports of
Seller for the last two (2) years to the extent reasonably available, manuals, price lists, customer lists, supplies and other related assets of the Business as a going concern (including the SWP Boxes and Bags (as defined in Section 3 below) to be drop shipped to one site in accordance with PPI's instructions.

                  (e) All Store and home office computers, systems, software equipment and other home office furniture, equipment, supplies and other assets (to the extent not excluded pursuant to Section 2).

        2. Excluded Assets. The Assets do not include cash, receivables, prepaid rents, deposits (subject to Section 15(f) below) (including, but not limited to, security deposits and construction deposits under the Stores' leases), vehicles owned or leased by Seller, returned premiums on insurance, any home office Assets that PPI notifies Seller in writing that Buyers do not desire to acquire, those items listed on Schedule 2 attached hereto, and any other item mutually agreed to in writing by PPI and Seller.

        3. Assumption of Certain Liabilities. Subject to the terms and conditions of this Agreement, Buyers shall assume and perform and pay: (i) those liabilities and obligations of Seller accruing or arising on and after May 1, 1997 (A) with respect to the Stores' utilities and merchant association dues and expenses, (B) under the Stores' leases, and (C) with respect to Seller's purchase orders existing at the Closing (subject to Section 8(a)(i) below), and
(ii) to Seller at Closing (except as to the amount payable pursuant to (A) immediately below, which shall be paid to Gilbert Hollander at Closing): (A) the sum of One Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($166,667) (or such lesser amount as the Company and Gilbert Hollander may agree, provided that evidence of such agreement shall be provided by Buyers to Seller at Closing) arising under Section 6(b) of the Employment Agreement dated September 6, 1995 between the Company and Gilbert Hollander (the "Hollander Agreement"), it being understood that PPI may, but is not obligated to, hire Gilbert Hollander on whatever terms they may mutually agree upon, (B) 50% of advertising expenses for Mothers Day, estimated to total $4,900 (or $2,450 for 50%), (C) the cost of boxes and bags with new logo ordered from S. Walter Packaging under a purchase order dated March 14, 1997, estimated to be $88,130 (the "SWP Boxes and Bags"), (D) all costs incurred by Seller through Closing for rebuilding the Newport Store kiosk; (E) any other liability mutually agreed upon in writing between Seller and Buyers. With the exception of the liabilities and obligations to be assumed by Buyers pursuant to the preceding sentence and the other provisions of this Agreement, Buyers shall not assume and shall in no event be liable for any other debts, liabilities or obligations of Seller, whether fixed or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, or otherwise and regardless of when they arose or arise. The obligations of Buyers pursuant to this Section 3 shall be evidenced by an assumption agreement setting forth such obligations, in the form attached hereto as Exhibit "A" (the "Assumption Agreement"). All liabilities and obligations of Seller not assumed by Buyers pursuant to this Section 3 shall hereinafter be referred to as the "Retained Liabilities."


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        4.        Purchase Price.

         (a) The consideration paid or payable to Seller by Buyers in exchange for the sale, transfer, assignment and delivery of the Assets, subject to adjustments pursuant to Section 5 (the "Purchase Price"), shall consist of the following:

                  (i) The amount of Three Million Three Hundred Thousand Dollars ($3,300,000) for the Inventory (the "Estimated Inventory Value").

                  Plus

                  (ii) The amount of Four Million Seven Hundred Thousand Dollars ($4,700,000) for the assignment of the Stores' leases and the Assets other than the Inventory of which One Million Dollars ($1,000,000) is being paid by PPI into escrow upon execution of this Agreement, which amount shall be applied against the Purchase Price in accordance with Section 4(b) below if the Closing (as defined below) occurs or returned to PPI if the Closing does not occur unless the failure to close results from the breach of this Agreement by Buyers; minus (i) any unpaid amounts due to landlords with respect to the leases of the Stores arising prior to the Closing Date; (ii) Twenty-Five Thousand Dollars ($25,000) in the event that Seller does not provide a new kiosk at Seller's Wheaton location; and (iii) Fifty Thousand Dollars ($50,000) per Store lease not assigned to PPI by January 31, 1998 on commercially reasonable terms, provided that no adjustment pursuant to this clause (iii) shall be made if at least forty-six (46) leases are assigned on commercially reasonable terms by such date (the adjustments pursuant to the immediately preceding clauses (i), (ii) and (iii) are collectively referred to as the "Lease Assignment Adjustment").

         (b) PPI shall deliver to Seller on the Closing Date Four Million Four Hundred Fifty Thousand Dollars ($4,450,000) of the Purchase Price, at Seller's option, by wire transfer to an account designated by Seller or certified check drawn to the order of Seller; and the remaining Two Million Five Hundred Fifty Thousand Dollars ($2,550,000) of the Purchase Price shall be deposited by Buyers on the Closing Date into an interest-bearing escrow account (along with the One Million Dollars ($1,000,000) placed into escrow pursuant to Section 4(a)(ii) above), with CoreStates Bank, N.A. (the "Escrow Agent") pursuant to the terms of an escrow agreement, in the form attached hereto as Exhibit "B" (the "Escrow Agreement"). The total of Three Million Five Hundred Fifty Thousand ($3,550,000) being placed into escrow consists of the Estimated Inventory Value plus Two Hundred Fifty Thousand Dollars ($250,000) (together with interest thereon, the "Lease Adjustment Portion") to secure Seller's obligations with respect to Lease Assignment Adjustment; provided that, to the extent that the Lease Adjustment Portion is insufficient to pay to Buyers any amount owing on account of the Lease Assignment Adjustment, Seller shall remain liable for the payment of such amount. Upon the earlier of the assignment of all Store Leases or February 1, 1998, Seller and Buyers shall issue joint instructions to the Escrow Agent to release to Seller and/or Buyers, as applicable, the Lease Adjustment Portion. If there is a dispute as to such instructions, such dispute shall be resolved in accordance with the last paragraph of Section 5.


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         (c) On each Gold Inventory Release Date (as defined in Section 15(b)),
Seller and Buyers shall issue joint instructions to the Escrow Agent to release to Seller an amount equal to one hundred percent (100%) of the agreed upon cost (calculated in accordance with Section 5 below) of the Gold Inventory (as defined below) specified in the relevant Gold Inventory Cost Report (as defined in Section 15(b)) from the funds in the escrow account established pursuant to the Escrow Agreement (the "Escrow Account").

         (d) On each Non-Gold Inventory Release Date (as defined in Section 15(b)), Seller and Buyers shall issue joint instructions to the Escrow Agent to release to Seller an amount equal to one hundred percent (100%) of the agreed upon cost (calculated in accordance with Section 5 below) of the Non-Gold Inventory (as defined below) specified in the relevant Non-Gold Inventory Cost Report (as defined in Section 15(b)) from the funds in the Escrow Account.

        5. Adjustments to Purchase Price. The Purchase Price shall be increased or decreased on a dollar-for-dollar basis for each dollar that the Adjusted Inventory Value (as hereinafter defined) as of the Closing Date exceeds or is less than the Estimated Inventory Value. "Adjusted Inventory Value" shall mean Seller's average vendor invoice cost, calculated on a "first in - first out" basis, as of the Closing Date for the Inventory; provided that, if the price of gold (based on the second price fixed on the London Exchange on the trading day immediately prior to the Closing Date (the "Closing Date Gold Price") is less than Three Hundred Fifty Dollars ($350) per ounce (the "Base Price"), the Adjusted Inventory Value for the Gold Inventory shall be reduced by the same percentage as the percentage difference between the Closing Date Gold Price and the Base Price. Seller and Buyers shall use their reasonable best efforts to agree on or before May 30, 1997 as to the final calculation of the Adjusted Inventory Value and any required adjustment to the Purchase Price, together with reasonable documentation supporting such calculation. Seller shall give Buyers reasonable access to relevant books and records to verify such calculation. If there is no dispute as to the calculation of the Adjusted Inventory Value and if such Adjusted Inventory Value is less than the Estimated Inventory Value, Seller and Buyers shall issue joint instructions to the Escrow Agent to release the difference between the Estimated Inventory Value and the Adjusted Inventory Value to Buyers. If the funds in the Escrow Account (other than the Lease Adjustment Portion), excluding interest earned thereon (the "Escrow Funds"), exceed such difference, the joint instructions to the Escrow Agent shall direct the Escrow Agent to release the balance of the Escrow Funds to Seller, and if the Escrow Funds are insufficient to cover such difference, Seller shall pay the amount of such deficiency to Buyers at the same time. If there is no dispute as to the calculation of Adjusted Inventory Value and if such Adjusted Inventory Value is greater than the Estimated Inventory Value, Seller and Buyers shall issue joint instructions to the Escrow Agent to release the Escrow Funds to Seller, and Buyers shall pay the difference between the Adjusted Inventory Value and the Estimated Inventory Value to Seller at the same time. Interest earned on the Escrow Funds (and on the Lease Adjustment Portion) in accordance with the Escrow Agreement shall be divided equally among Buyers and Seller as set forth in the Escrow Agreement.


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         In the event there is a dispute as to the calculation of the Adjusted
Inventory Value, the disputing party shall notify the other in writing of such dispute and the basis therefor promptly and the parties shall attempt to resolve such dispute. In the event the parties are unable to resolve such dispute within thirty (30) days, they shall reduce to writing those points on which they agree and those points on which they disagree and shall (i) retain as arbitrator the Philadelphia, Pennsylvania office of Arthur Andersen LLP or, failing their agreement to act as arbitrator, such other independent accounting firm as may be mutually agreed upon by the parties to review such matters as to which the parties have not agreed in writing and (ii) request such arbitrator to act as promptly as practicable in accordance with its own rules to resolve all such disputed matters within thirty (30) days after being retained by the parties. The decision of the arbitrator shall be in writing and shall be final, non-appealable and binding on Seller and Buyers, and the fees and expenses, if any, of such arbitrator shall be paid one-half by Seller and one-half by Buyers. If the arbitrator determines that the Adjusted Inventory Value is different than the Estimated Inventory Value, Seller and Buyers shall issue joint instructions to the Escrow Agent as set forth in the preceding paragraph of this Section 5.

         6. Allocation of Assets, Liabilities and Purchase Price. The Assets and any assumed liabilities shall be allocated between PPI and EARS as Buyers shall determine, provided that PPI shall guarantee any liabilities assumed by EARS. The Purchase Price shall be allocated among the Assets as Buyers shall determine and Seller shall agree, provided that such agreement shall not be unreasonably withheld or delayed. Such allocations shall be binding on the parties and all income tax or other information returns, including IRS Form 8594 ("Asset Acquisition Statement Under Section 1060"), shall be filed in a manner consistent with such allocations.

         7. Closing. The consummation and closing of the transaction provided for herein ("Closing") shall take place on April 25, 1997 (the "Closing Date").

         8. Activities and Agreements Prior to Closing

         (a) Between the date of this Agreement and the Closing Date, Seller shall:

                  (i) continue to operate the Business at the Stores and use the Assets in the ordinary and usual course of business and consistent with past practice, including, but not limited to, only making inventory purchases in the ordinary course of business.

                  (ii) comply with all material provisions of the leases for the Stores and applicable laws, rules and regulations.

                  (iii) promptly notify PPI if Seller shall learn of any event, matter or condition which has come to their attention which would constitute at the Closing Date a material breach of any representation, warranty or covenant made by Seller in this Agreement or in any other agreement, document or instrument delivered in connection herewith or which would otherwise give rise to a claim of indemnification by Buyers against Seller.


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                  (iv) forward to PPI a copy of: (A) any notice of default
received or issued by the Seller under the leases for the Stores and (B) any written notice of violation of any law, rule or regulation received by Seller with respect to the Stores or the Assets.

                  (v) notify PPI of any material adverse change to any of the Stores or Assets.

                  (vi) permit PPI and its representatives full access to the Stores and Assets and all records relating to them, during business hours and upon reasonable prior written notice.

         (b) Between the date of this Agreement and the Closing Date, Seller shall not, without the consent of PPI:

                  (i) except for assigning the leases for the Stores to PPI, amend, modify, supplement, extend or terminate any of the Stores' leases or waive any rights thereunder.

                  (ii) make any material change in compensation or benefits of the employees of the Business.

                  (iii) enter into any contract, commitment or other transaction affecting the Assets or Stores other than in furtherance of the transaction contemplated in this Agreement or in the ordinary and usual course of business and consistent with past practice.

         9. Non-Competition Agreement. In consideration for WJM executing a non-competition agreement, in the form attached hereto as Exhibit "C", the Buyers will pay WJM $60,000 per year for a period of five (5) years.

         10. Representations and Warranties of Seller. As material inducement to Buyers to enter into this Agreement and to close hereunder, Seller makes the following representations and warranties to Buyers:

                  (a) Corporate Status; Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Seller has the corporate power and authority to own its properties and to carry on the Business as it is now being conducted. Seller has the full power and authority to execute and deliver this Agreement and any and all other documents or instruments to be executed and/or delivered by Seller in connection herewith, including, but not limited to the assignments of the Stores' leases, subject to the landlords' consents, (collectively, the "Purchase Documents") and to perform its obligations hereunder and thereunder.

                  (b) Due Authorization; Validity of Agreement. The execution, delivery and performance of this Agreement and the Purchase Documents by Seller have been duly authorized and approved by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Buyers, constitutes the valid and binding obligation of Seller, enforceable against


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it in accordance with its terms, except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. Assuming due execution and delivery by Buyers, the Purchase Documents will constitute the valid and binding obligations of Seller, enforceable against it in accordance with their respective terms.

                  (c) Title to Assets. Seller has good title to all the Assets, which at the time of transfer will be free and clear of all liens, mortgages, pledges, security interests, restrictions on transfer, prior assignments, encumbrances and claims except for the restrictions on transfer and assignment contained in the Stores' leases which have not been waived. None of the Assets is held by Seller on consignment.

                  (d) Leases. All of the leases for the Stores are valid, binding and enforceable against Seller in accordance with their respective terms except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. Seller and, to Seller's knowledge, all other parties to any of the Stores' leases have performed all obligations required to be performed to date under such leases and neither Seller nor, to Seller's knowledge, any such other party is in default or in arrears under the terms thereof. Seller has delivered to Buyers true and correct copies of all the Stores' leases.

                  (e) Litigation. Except as set forth on Schedule 10(e), Seller is not a party to or, to Seller's knowledge, threatened with any suit, action, arbitration, administrative or other proceeding or any governmental investigation with respect to the Assets, the Stores or any Employees or which may prevent the consummation of the transaction contemplated hereby.

                  (f) Attached as Schedule 10(f) is a list of all Seller's Store employees (the "Employees") which identifies their respective employment status (full-time, part-time, leave of absence, etc.), and their respective gross rate of compensation, title, original date of hire and accrued unused vacation time. There are no employment agreements, consulting or services agreements or severance agreements with respect to the Employees (other than the Hollander Agreement, a copy of which has been provided to PPI) to which the Seller is a party or by which it is bound that will survive the Closing. There are no policies or understandings of the Seller rendering any of the Employees other than at-will employees. To Seller's knowledge, Seller maintains a good working relationship with the Employees. During the past 12 months there have been no, and currently there are no, strikes, slow downs, work stoppages, grievance proceedings, arbitrations or, to Seller's knowledge, material labor disputes involving the Employees, pending or, to the knowledge of Seller, threatened against or involving the Seller.

                  (g) Agreement Not in Breach of Other Instruments Affecting Seller. The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof by Seller, will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Seller under, any agreement, indenture or other instrument to which Seller is


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bound, any judgment, decree, order or award of any court, governmental body or arbitrator or any applicable law, rule or regulation.

                  (h) Brokerage Commissions. There is no corporation, firm or person entitled to receive from Seller any brokerage commission or finder's fee in connection with this Agreement or the transactions provided for herein.

         11. Representations, Warranties and Agreements of Buyers. As material inducement to Seller to enter into this Agreement and to close hereunder, Buyers jointly and severally make the following representations, warranties, and agreements to and with Seller:

                  (a) Corporate Status; Authority. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to acquire the Assets to be acquired hereunder. Each Buyer has the full power and authority to execute and deliver this Agreement and the Purchase Documents and perform its obligations hereunder and thereunder.

                  (b) Due Authorization; Validity of Agreement. The execution, delivery and performance of this Agreement and the Purchase Documents have been duly authorized and approved by all necessary corporate action on the part of Buyers. This Agreement has been duly executed and delivered by Buyers and, assuming the due execution and delivery of this Agreement by Seller, constitutes the valid and binding obligation of Buyers, enforceable in accordance with its terms, except as such enforeability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditor's rights generally or by general principles of equity. Assuming due execution and delivery by Seller, the Purchase Documents will constitute the valid and binding obligations of Buyers, enforceable against each of them in accordance with their respective terms.

                  (c) Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof by Buyers, will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyers under, any agreement, indenture or other instrument to which either Buyer is bound, any judgment, decree, order or award of any court, governmental body or arbitrator or any applicable law, rule or regulation.

                  (d) Brokerage Commissions. There is no corporation, firm or person entitled to receive from Buyers any brokerage commission or finder's fee in connection with this Agreement or the transaction provided for herein.

         12. Survival of Representations and Warranties. All representations and warranties of the parties hereto in this Agreement shall survive Closing until January 31, 1998.


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         13. Closing Deliveries by Seller. On the Closing Date, Seller shall deliver or cause to be delivered to Buyers the following:

                  (a) Escrow Agreement. An Escrow Agreement, in the form of Exhibit "B", executed by Seller.

                  (b) Non-Competition Agreement. A Non-Competition Agreement in the form of Exhibit "C", executed by WJM.

                  (c) Bill of Sale and General Assignment. A Bill of Sale and General Assignment, in the form of Exhibit "D", executed by Seller, transferring to Buyers good title to all of the personal property included in the Assets.

                  (d) Store Lease Assignment. A General Lease Assignment for each Store lease (except those Store leases identified on Schedule 14), in the form of Exhibit "E", executed by Seller and a specific Assignment with Lessor Consent Agreement for each Store lease received by Seller on or before the Closing Date which is executed by the landlord.

                  (e) Payoff Letter from Secured Lender. A payoff letter from any secured lender holding a security interest in any of the Assets releasing such security interest and agreeing to execute Uniform Commercial Code UCC-3 termination statements and other documents as may be required to evidence the release of such security interest of record.

                  (f) Certified Corporate Resolutions. Corporate resolutions adopted by the board of directors of Seller and, if required by law, by the shareholders of Seller, certified by Seller's Corporate Secretary, approving this Agreement and the Purchase Documents and authorizing the consummation of the transactions contemplated hereby.

                  (g) Schedule of Security Deposits. A schedule of all security and construction deposits held by any landlords under the Store leases.

                  (h) Schedule of Insurance. A schedule of existing workers compensation insurance coverages for Employees and of liability policies covering the Business with evidence that Seller shall continue to be covered with respect to personal liability for events occurring prior to the Closing Date.

                  (i) Assets. All of the Assets (other than the Inventory) capable of being delivered in physical form shall be made available to Buyers at Seller's locations. The Inventory shall be made available in accordance with
Section 15 below.

         14. Closing Deliveries by Buyers. On the Closing Date, Buyers shall deliver or cause to be delivered to Seller the following:


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                  (a) Assumption Agreement. An Assumption Agreement, in the form of Exhibit "A", executed by Buyers.

                  (b) Escrow Agreement. An Escrow Agreement, in the form of Exhibit "B", executed by Buyers.

                  (c) Non-Competition Agreement. A Non-Competition Agreement, in the form of Exhibit "C", executed by Buyers.

                  (d) Store Lease Assignment. A General Lease Assignment for each Store lease (except those Store leases identified on Schedule 14), in the form of Exhibit "E", executed by PPI and a specific Assignment with Lessor Consent Agreement for each Store lease received by Seller or PPI on or before the Closing Date which is executed by the landlord.

                  (e) Certificates Confirming Approval of this Agreement. Officer's Certificates of Buyers, certifying that all necessary corporate action by Buyers has been taken to approve this Agreement and authorize the consummation of the transactions contemplated hereby.

                  (f) Purchase Price. That portion of the Purchase Price payable on the Closing Date, plus the amounts of all liabilities payable to Seller or Gilbert Hollander at Closing under Section 3.

         15. Covenants Extending Beyond Closing.

                  (a) Further Assurances. Seller and WJM agree to execute and deliver all such other instruments and take all such other action as Buyers may reasonably request from time to time, before or after the Closing Date and without payment of further consideration, in order to effectuate the transactions provided for herein, including, without limitation, the execution and delivery by Seller of such further instruments of conveyance and transfer as may be necessary to convey and transfer more completely to the Buyers the Assets being purchased hereunder; and the obtaining and filing of properly executed termination statements in each applicable jurisdiction as to any security interests that are currently of record. The parties shall cooperate fully with each other and with their respective counsel in connection with any steps required to be taken as part of their respective obligations under this Agreement.

                  (b) Access to Inventory and Assets. From the Closing Date until final delivery of all Inventory to Buyers, Seller will afford Buyers and their authorized representatives access to the Inventory being held at the Inventory Site (as defined in subsection (b)(v) below). Until the final Adjusted Inventory Value shall have been determined and agreed to by Buyers and Seller, Seller will afford Buyers and its authorized representatives access to the Inventory and the books and records relating to the Assets (as such books and records existed as of the Closing Date), for the purpose of confirming the physical inventory and calculating the Adjusted Inventory Value as set forth in
Section 5. On April 28, 1997, Seller shall remove the Inventory


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from the Stores and ship all Inventory to the Inventory Site. Buyers shall permit Seller to retain at the Inventory Site the Gold and Non-Gold Inventory of the Business removed from the Stores by Seller until such Inventory is made available to Buyers as provided in this Section 15(b).

                           (i) Seller shall perform a physical inventory of the
gold Inventory of the Business (the "Gold Inventory") which may, at Seller's option, be performed in stages. At the conclusion of such physical inventory and any stage thereof, Seller shall provide Buyers with a written report specifying the following with respect to the Gold Inventory to which the report pertains:
(A) the quantity count, (B) the cost (calculated in accordance with Section 5 above), with documentary evidence of such cost, (C) the SKU/BIN Number or other location description and (D) the vendor of the Gold Inventory (each a "Gold Inventory Cost Report"). Buyers may, at Buyers' expense, inspect at the Inventory Site the Gold Inventory with respect to which any Gold Inventory Cost Report pertains, for purposes of verifying such Gold Inventory, and shall use their reasonable best efforts to complete such verification within five (5) days after Buyers' receipt of each such Report. On the first day following the completion of Buyers' verification of a Gold Inventory Cost Report (each a "Gold Inventory Release Date"), Seller shall make available to Buyers the Gold Inventory specified in the relevant Gold Inventory Cost Report.

                           (ii) Seller shall perform a physical inventory of the
silver and other non-gold Inventory of the Business (the "Non-Gold Inventory") which may, at Seller's option, be performed in stages. At the conclusion of such physical inventory and any stage thereof, Seller shall provide Buyers with a written report specifying the following with respect to the Non-Gold Inventory to which the report pertains: (A) the quantity count, (B) the cost (calculated in accordance with Section 5 above), with documentary evidence of such cost, (C) the SKU/BIN Number or other location description and (D) the vendor of the Non-Gold Inventory (each a "Non-Gold Inventory Cost Report"). Buyers may, at Buyers' expense, inspect at the Inventory Site the Non-Gold Inventory with respect to which any Non-Gold Inventory Cost Report pertains, for purposes of verifying such Non-Gold Inventory, and shall use their reasonable best efforts to complete such verification within five (5) days after Buyers' receipt of each such Report. On the first day following the completion of Buyers' verification of a Non-Gold Inventory Cost Report (each a "Non-Gold Inventory Release Date"), Seller shall make available to Buyers the Non-Gold Inventory specified in the relevant Non-Gold Cost Report.

                           (iii) Seller's physical inventory shall concentrate
on the Gold Inventory first, and Seller shall use its reasonable best efforts to provide the first Gold Inventory Cost Report to Buyers on or before May 15, 1997. Seller also shall use its reasonable best efforts to complete its physical inventory of the Gold Inventory and the Non-Gold Inventory (and provide to Buyers a final Gold Inventory Cost Report and Non-Gold Inventory Cost Report, respectively) on or before May 30, 1997. The date on which Seller and Buyers complete their verification of all Gold Inventory and Non-Gold Inventory shall be referred to in this Agreement as the "Final Inventory Release Date."

                           (iv) Any dispute as to the quantity count of the Gold
Inventory or the Non-Gold Inventory specified in any Gold Inventory Cost Report or Non-Gold Inventory Cost

Report, respectively, shall be reconciled by Seller and Buyers. If the parties cannot reconcile their differences, the dispute shall be resolved in accordance with the last paragraph of Section 5.

                           (v) Seller and Buyers shall each be responsible for
one-half of all shipping costs and insurance for the Gold Inventory and the Non-Gold Inventory to Seller's headquarters location or such other location specified by Seller and reasonably acceptable to Buyers (the "Inventory Site"); Seller shall be responsible for all occupancy costs with respect to the Inventory Site; and Buyers shall be responsible for all shipping costs and insurance for the applicable portions of the Gold Inventory and the Non-Gold Inventory following the applicable Release Dates.

                  (c) WARN Act Liability; Employees. PPI intends, but shall have no obligation, to hire most of Seller's Employees. PPI shall indemnify Seller for any WARN Act liability if more than the number of Employees (excluding Employees at Seller's headquarters office) that would trigger such Act (i) are not offered employment by PPI or (ii) are offered employment by PPI and are terminated by it within sixty (60) days after the Closing Date.

                  (d) Employee Benefits. PPI agrees to identify to Seller all Employees which it will hire following the Closing Date. Seller shall compensate all Employees for vacations earned or accrued through the Closing Date in accordance with Seller's policies. With respect to Employees hired by Buyers who had, on or immediately prior to the Closing Date, been receiving health or dental coverage with respect to themselves, their spouses and/or dependents under an employee welfare benefit plan maintained by Seller, PPI agrees to cover, or make coverage available to, such Employees, spouses and/or dependents under Buyers' existing health and dental benefit arrangements, under the same terms as available to Buyers' other employees; provided, however, that such individuals shall not be subjected to any waiting period or preexisting condition, limitation or exclusion. Seller shall have no responsibilities for any claims incurred under or premium payments with respect to such plans or arrangements.

                  (e) Gift Certificates. To the best of Seller's knowledge, it has not issued any gift certificate that is currently outstanding. For a period of one (1) year following the Closing Date, Seller shall reimburse Buyers for the amounts of any gift certificates actually issued by Seller prior to Closing, if any, which gift certificates were issued not more than one year prior to the date of honor and which have been honored by Buyers, within ten (10) days after Buyers have submitted proof that such gift certificates were issued within one
(1) year prior to the date of honor and have been honored.

                  (f) Lay-Away and Store Deposits; Store Credits; Repairs. For a period of ninety (90) days following the Closing Date, Seller shall reimburse Buyers for any verifiable lay-away deposits, special order deposits or store credits accepted or issued prior to Closing by any of the Stores which are honored by Buyers during such period, within ten (10) days of Seller's receipt of proof from Buyers that such lay-away deposits, special order deposits or store credits have been honored by Buyers. Seller shall use its best efforts to complete repairs on or prior to the Closing and shall be responsible for repairs submitted on or prior to the Closing Date. Buyers shall be responsible for repairs submitted after the Closing Date.

                  (g) Security Deposits. Seller shall use reasonable efforts to obtain reimbursement from the landlords of the Stores of the security deposits and construction deposits made pursuant to the leases for such Stores and listed on the schedule delivered on the Closing Date; however, if Seller is unable to obtain such reimbursement, but the landlord acknowledges in writing that Buyers will receive credit for such deposits, Buyers promptly shall pay the amount of such security deposits and construction deposits to Seller.

                  (h) Store Leases. PPI shall assume the obligations and liabilities of Seller under those Store leases identified on Schedule 14, notwithstanding that the landlord parties to such leases have not consented to the assignment of such leases to PPI as of the Closing Date. Seller shall pay all amounts owed to landlords under the Store leases through April 30, 1997. PPI and Seller shall use their best efforts to obtain landlord consents from the remaining landlords on or before January 31, 1998.

                  (i) Corporate Name Change; Maintaining Corporate Existence. As soon as practicable following Closing, Seller agrees to change its corporate name to a name that does not include "Silver & Gold" or any similar name, and provide evidence of such name change to Buyers. Seller shall maintain its corporate existence for a period of eighteen months after the Closing Date.

         16. Indemnification by Seller, WJM and Buyers.

                  (a) Indemnification by Seller. Seller and WJM shall jointly and severally defend, indemnify and hold Buyers and their officers, directors and shareholders harmless from and against any damage, claim, liability, loss, expense, cost or deficiency, including reasonable attorneys' fees and costs ("Damages") resulting from (i) any breach of any representation or warranty made by Seller in Section 10, (ii) any claims incurred or benefits accrued on or prior to the Closing Date with respect to employee benefits and employee benefit plans under ERISA (the "Benefit Plans") maintained, sponsored or contributed to by Seller, any premiums or contributions due with respect to the Benefit Plans based on service on or prior to the Closing Date or the requirement to provide or make available to any employee who is terminated on or prior to the Closing Date any benefits under the Benefit Plans, including COBRA continuation coverage required under Section 4980B of the Internal Revenue Code of 1986 and (iii) the Retained Liabilities; provided that (A) WJM's liability hereunder shall not exceed any amounts paid as dividends or otherwise by Seller to its shareholders or persons related to its shareholders on or after the Closing Date, and (B) Seller and WJM shall have no liability related to the failure to have a Store lease assigned in excess of the Lease Assignment Adjustment, provided that they comply with Section 15(h).

                  (b) Indemnification by Buyers. Buyers shall defend, indemnify and hold Seller and its officers, directors and shareholders harmless from and against any Damages resulting from (i) any breach of any representation or warranty made by Buyers in Section 11, (ii) any WARN Act liability if more than the number of Employees (excluding Employees at Seller' headquarters office) that would trigger such Act either are not offered employment by PPI or are offered employment by PPI and are terminated by PPI within sixty (60) days after the Closing Date, (iii) the liabilities assumed pursuant to Section 3 and (iv) the operation of the Business, the Assets and the Stores and the employment of the Employees after Closing (each an "Indemnity Claim").

                  (c) Notice to Indemnifying Party. Promptly after the assertion of any claim by any governmental authority or other third party ("Third Party Claim") or the occurrence of any event which may arise to a claim for indemnification under this Section 16, the indemnified party shall give the indemnifying party written notice of such event or Third Party Claim, including copies of any summons, complaint or other pleading which may have been served on the indemnified party and any written claim, demand, invoice, billing or other document evidencing or asserting a Third Party Claim.

                  (d) Third Party Claims. The rights of indemnification under this Section 16 with respect to any Third Party Claim shall be subject to the following terms and conditions:

                           (i) The indemnifying party, at its expense, shall
have the sole and exclusive right to pay, compromise, settle or otherwise dispose of any Third Party Claim. Unless the indemnified party otherwise agrees, however, no such settlement shall limit, restrict or otherwise adversely affect the right of the indemnified party to carry on or conduct its business (then or in the future), or require any payment to be made by the indemnified party (except as may be paid or reimbursed by the indemnifying party). In addition, no settlement shall be entered into which does not include the delivery by the Third Party of a full and final release of the indemnified party from all liability in respect of such Third Party Claim.

                           (ii) The indemnifying party, at its expense, shall be
entitled to participate in and to the extent it wishes, to direct the defense, including the selection of counsel reasonably satisfactory to the indemnified party, of any such Third Party Claim. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such counsel in the investigation, discovery and pre-trial phases, trial and appeal of such Third Party Claim. The indemnified party shall at all times have the right to participate in the defense of any Third Party Claim and to employ its own counsel, but the fees and expenses of such counsel shall be the indemnified party's own expense unless the employment of such counsel shall have been authorized by the indemnifying party in connection with the defense of any such Third Party Claim, or unless and so long as the indemnifying party shall not have employed counsel to have charge of the defense of any such Third Party Claim within a reasonable period after notice thereof, in neither of which events such fees and expenses shall be borne by the indemnifying party.

                           (iii) Notwithstanding anything in this Section 16(d)
to the contrary, if there is a reasonable probability that any Third Party Claim may materially and adversely affect the indemnified party, other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such Third Party Claim; provided, that the indemnifying party shall not be liable for any payment in settlement of any Third Party Claim without its prior consent, which shall not be unreasonably withheld.

                  (e) Limitations on Liability. The liability of the parties hereto under this Section 16 shall be subject to the following limitations:

                           (i) The indemnifying party shall not be obligated to
indemnify the indemnified party under this Section 16 for Damages resulting from a breach or alleged breach of a representation or warranty in this Agreement if the indemnified party has not given the indemnifying party notice of such Damages prior to the expiration of the survival period for such representation or warranty as stated in Section 12.

                           (ii) The indemnifying party shall not be obligated to
indemnify the indemnified party under this Section 16 for any Damages resulting from a breach or alleged breach of a representation or warranty in this Agreement unless the aggregate amount of payments owed by the indemnifying party hereunder equals or exceeds Forty Seven Thousand Dollars ($47,000), whereupon only the aggregate payments in excess of Forty Seven Thousand Dollars ($47,000) shall be made.

                           (iii) The aggregate liability of Seller under this
Section 16 for breaches of representations shall not exceed Four Million Seven Hundred Thousand Dollars ($4,700,000).

                           (iv) No liability shall be enforced against the
indemnifying party to the extent of any insurance proceeds that the indemnified party receives with respect to any Damages.

                  (f) Sole Remedy. The sole remedy of Buyers, on the one hand, and Seller, on the other hand, for any and all claims of a nature described in
Section 16(a) and Section 16(b), respectively, shall be the indemnity set forth therein as limited by the provisions set forth elsewhere in this Section 16.

       17.        Miscellaneous.

                  (a) Indulgences, Etc. Neither the failure nor any delay on the part of any party to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or of any other right nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

                  (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (notwithstanding any conflict-of-law doctrines of any state to the contrary) and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

                  (c) Waiver. Any failure of Seller or Buyers to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Buyers in the case of any such failure by Seller or by Seller in the case of any such failure by Buyers, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 17(c).

                  (d) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or four (4) business days following the day when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

                           (i)     If to Seller or WJM:

                                   The Silver & Gold Trading Company, Inc.
                                   P.O. Box 157
                                   Gibbsboro, NJ 08026

                                   With a Copy to:

                                   Pepper, Hamilton & Scheetz
                                   1235 Westlakes Drive
                                   Suite 400
                                   Berwyn, PA  19312-2401
                                   Attention:  William A. Scari, Jr., Esq.

                           (ii)    If to PPI:

                                   Piercing Pagoda, Inc.
                                   3910 Adler Place
                                   Bethlehem, PA  18002
                                   Attention:  Richard H. Penske,
                                   Chief Executive Officer

                                   With a Copy to:

                                   Wolf, Block, Schorr and Solis-Cohen
                                   Twelfth Floor Packard Building
                                   S.E. Corner 15th and Chestnut Streets
                                   Philadelphia, PA 19102-2678
                                   Attention: Jason M. Shargel, Esq.

                           (iii)   If to EARS:

                                   EARS, Inc.
                                   900 Market Street
                                   Suite 200
                                   Wilmington, DE
                                   Attention:  Richard H. Penske, President

         Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

                  (e) Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

                  (f) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. Seller may not assign any of their rights or obligations hereunder. Buyers may assign any or all of their rights hereunder to any affiliate of Buyers; provided, however, that Buyers shall remain responsible for the performance of all of their obligations under this Agreement notwithstanding any such assignment.

                  (g) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                  (h) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

                  (i) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

                  (j) Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

                  (k) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                  (l) No Third Party Beneficiaries. This Agreement shall inure to the benefit of the parties to this Agreement only and not to the benefit of any third party, including Seller's employees.

                  (m) Publicity. Without Buyers' written consent, neither Seller, nor any person acting on their behalf shall issue a press release or otherwise publicize the execution of this Agreement or the consummation of the transaction contemplated hereby. The parties shall mutually agree on the form and content of any press release or other public announcement regarding the execution of this Agreement or the consummation of the transaction contemplated hereby; provided that no such announcement shall be made prior to April 14, 1997.

                  (n) Expenses. The parties hereto shall each pay the expenses incurred by them in connection with the origin, negotiation and performance of this Agreement and the agreements contemplated hereby; provided, however, that Seller and Buyers shall each be responsible for one-half of the administrative fees, only if any, to be paid to landlords of the Stores in connection with the assignment of the Stores' leases.

                            [Signature Page Follows]

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.


                                       PIERCING PAGODA, INC.


                                       By: /s/ John F. Eureyecko
                                           -------------------------------------
                                           John F. Eureyecko, President


                                       EARS, INC.


                                       By: /s/ John F. Eureyecko
                                           -------------------------------------
                                           John F. Eureyecko, Executive Vice
                                           President


                                       THE SILVER & GOLD TRADING COMPANY, INC.


                                       By: /s/ William J. May
                                           -------------------------------------
                                           William J. May, President


                                       By: /s/ William J. May
                                           -------------------------------------
                                           William J. May